EXHIBIT 99.1

ICU Medical, Inc. Reports Strong Second Quarter 2010 Results

Sales Increased 29% to $68.9 Million

Diluted EPS Increased 48% to $0.56

Company Raises FY 2010 Guidance

Announces Authorization of New $40 Million Stock Buyback Program

SAN CLEMENTE, Calif., July 19, 2010 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, announced results for the second quarter and six months ended June 30, 2010.

Second quarter of 2010 revenue increased 29.0% to $68.9 million, compared to $53.4 million in the same period last year. Net income for the second quarter of 2010 was $7.7 million, or $0.56 per diluted share, as compared to net income of $5.7 million, or $0.38 per diluted share, for the same period last year.

For the six months ended June 30, 2010, revenue increased 23.7% to $133.2 million, compared to $107.7 million in the same period last year. Net income for the six months ended June 30, 2010, was $12.0 million, or $0.86 per diluted share, compared to net income of $12.8 million, or $0.85 per diluted share, for the same period last year.

Scott Lamb, ICU Medical's Chief Financial Officer, said, "We are pleased to report a strong second quarter, highlighted by double-digit revenue growth in all of our major product lines and improved profitability. In addition, our products showed robust demand worldwide as our domestic distributor and direct sales grew 136% while international sales were up 65% year over year. Gross margins improved consecutively by 490 basis points to 46.7% primarily due to the transfer of critical care finished goods manufacturing from Hospira to us during the second quarter and overall improvements in manufacturing efficiencies at our factories.

"The transition of the critical care operations that we acquired from Hospira last August is in line with our original plan and we look forward to capitalizing on additional opportunities for these products. We are also nearing completion of our new manufacturing plant in Slovakia and expect to commence European production during the fourth quarter of this year. Our distribution partnerships coupled with our expanded direct sales force should continue to make strong contributions to the top-line and have us positioned for further global expansion.

"Going forward, we plan to leverage our strong operating cash flow to finance our immediate capital needs, continue to develop our new product pipeline and enhance value for our shareholders, including through the use of our new $40 million stock buyback program."

The Company ended the second quarter with a healthy balance sheet. As of June 30, 2010, cash, cash equivalents and investment securities totaled $83.1 million and working capital was $153.0 million. Additionally, the Company generated operating cash flow of $7.9 million for the second quarter of 2010.

Fiscal Year 2010 Guidance

Based on the current business trends, management has raised the Company's revenue and earnings per share guidance range for the full fiscal year of 2010. Revenue is now expected to be in the range of $270 million to $275 million, up from the previous guidance of $265 million to $275 million. Diluted earnings are now expected to be in the range of $1.85 to $1.92 per share, compared to the previous guidance of $1.80 to $1.90 per share. Operating cash flow is expected to be in the range of $40 million to $45 million.

Conference Call

The Company will be conducting a conference call concerning its second quarter results today at 4:30 p.m. EDT (1:30 p.m. PDT). The call can be accessed at 800-510-9661, passcode 49341927 or by replay at 888-286-8010, passcode 42855287. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of the call.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the Company's growing worldwide demand, the transition of the critical care unit from Hospira and the Company's plans to capitalize on additional opportunities for the products; the timing of the completion of the new manufacturing plant in Slovakia and the commencement of European operations; contributions to the Company's top line from its distribution partnerships and direct sales force; the Company's positioning for continued further global expansion; the Company's plan to leverage its operating cash flow to finance immediate capital needs, continue to develop a new product pipeline, enhance shareholder value and the Company's planned use of its stock buyback program. In addition, forward-looking statements also include the statements under the heading ''Fiscal Year 2010 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected delays or costs associated with the construction of our manufacturing plant in Slovakia. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	June 30, 2010	December 31, 2009
	(unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 57,602	$ 51,248
Investment securities	25,472	56,887
Cash, cash equivalents and investment securities	83,074	108,135
Accounts receivable, net of allowance for doubtful accounts of $393 at June 30, 2010 and $324 at December 31, 2009	48,745	47,777
Inventories	41,158	41,327
Prepaid income taxes	781	1,994
Prepaid expenses and other current assets	6,389	5,462
Deferred income taxes	4,178	3,243
Total current assets	184,325	207,938

PROPERTY AND EQUIPMENT, net	80,548	77,449
PROPERTY HELD FOR SALE	—	940
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	15,816	16,782
DEFERRED INCOME TAXES	3,651	3,710
INCOME TAXES RECEIVABLE	856	856
	$ 286,674	$ 309,153

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 17,483	$ 18,423
Accrued liabilities	13,747	12,884
Income taxes payable	—	—
Deferred revenue	106	2,389
Total current liabilities	31,336	33,696

DEFERRED INCOME TAXES	5,698	5,698
INCOME TAX LIABILITY	4,754	4,754
COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1.00 par value Authorized—500 shares; issued and outstanding—none	—	—
Common stock, $0.10 par value—Authorized—80,000 shares; Issued 14,814 shares at June 30, 2010 and 14,811 shares at December 31, 2009, outstanding 13,451 shares at June 30, 2010 and 14,239 shares at December 31, 2009	1,481	1,481
Additional paid-in capital	55,867	54,357
Treasury stock, at cost—1,363 and 572 shares at June 30, 2010 and December 31, 2009	(47,464)	(19,881)
Retained earnings	239,829	227,861
Accumulated other comprehensive income (loss)	(4,827)	1,187
Total stockholders' equity	244,886	265,005
	$ 286,674	$ 309,153

(1) December 31, 2009 balances were derived from audited consolidated financial statements.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

REVENUES:
Net sales	$ 68,710	$ 53,282	$ 132,922	$ 107,477
Other	152	117	303	257
TOTAL REVENUE	68,862	53,399	133,225	107,734

COST OF GOODS SOLD	36,735	27,610	74,171	55,379

Gross profit	32,127	25,789	59,054	52,355

OPERATING EXPENSES:
Selling, general and administrative	19,372	16,503	39,027	31,615
Research and development	952	617	1,870	1,355
Total operating expenses, net	20,324	17,120	40,897	32,970

Income from operations	11,803	8,669	18,157	19,385

OTHER INCOME	63	305	255	623

Income before income taxes	11,866	8,974	18,412	20,008

PROVISION FOR INCOME TAXES	(4,153)	(3,233)	(6,444)	(7,205)

NET INCOME	$ 7,713	$ 5,741	$ 11,968	$ 12,803

NET INCOME PER SHARE
Basic	$ 0.57	$ 0.39	$ 0.88	$ 0.87
Diluted	$ 0.56	$ 0.38	$ 0.86	$ 0.85

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	13,469	14,780	13,665	14,758
Diluted	13,657	15,071	13,888	14,975

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Six months ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 11,968	$ 12,803
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,602	7,337
Provision for doubtful accounts	97	(84)
Stock compensation	1,668	1,242
Bond premium amortization	947	1,159
Loss on disposal of property and equipment	49	20
Cash provided (used) by changes in operating assets and liabilities, net of assets acquired
Accounts receivable	(1,970)	11,182
Inventories	(1,423)	(4,668)
Prepaid expenses and other assets	(1,784)	(2,635)
Accounts payable	(1,140)	1,547
Accrued liabilities	1,387	(3,789)
Deferred revenue	(2,283)	—
Prepaid and deferred income taxes	1,421	3,682
Net cash provided by operating activities	17,539	27,796

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(11,285)	(6,852)
Proceeds from sale of asset	893	—
Business acquisition, net of cash acquired	—	(5,663)
Change in restricted cash	—	5,958
Purchases of investment securities	(13,698)	(56,206)
Proceeds from sale of investment securities	44,166	40,423
Net cash provided (used) by investing activities	20,076	(22,340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	103	1,255
Proceeds from employee stock purchase plan	747	623
Tax benefits from exercise of stock options	58	48
Purchase of treasury stock	(28,648)	(560)
Net cash provided (used) by financing activities	(27,740)	1,366

Effect of exchange rate changes on cash	(3,521)	68

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,354	6,890

CASH AND CASH EQUIVALENTS, beginning of period	51,248	55,696
CASH AND CASH EQUIVALENTS, end of period	$ 57,602	$ 62,586
CONTACT:  ICU Medical, Inc.
          Scott Lamb, Chief Financial Officer
          (949) 366-2183

          ICR, Inc.
          John F. Mills, Senior Managing Director
          (310) 954-1100